Free Writing Prospectus	Filed Pursuant to Rule 433(d)

Registration Statement No. 333-182490

TERM SHEET

Dated January 13, 2016

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	2.750% Guaranteed Bonds due January 21, 2026

Expected Ratings:	Moody’s: A1/stable outlook; S&P: A+/stable outlook

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	U.S.$1,000,000,000

Denomination:	U.S.$200,000 x U.S.$2,000

Pricing Date:	January 13, 2016

Settlement Date:	January 21, 2016

Maturity Date:	January 21, 2026

Coupon:	2.750% (Semi-annual, 30/360)

Interest Payment Dates:	January 21 and July 21 of each year, commencing July 21, 2016 and ending January 21, 2026

Redemption after the Occurrence of a Tax Event:	JBIC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JBIC is required to pay, as described in the prospectus supplement

Price to Public:	99.446%, plus accrued interest, if any, from January 21, 2016

Underwriting Discount:	0.175%

Proceeds, before Expenses, to JBIC:	99.271%, plus accrued interest, if any, from January 21, 2016

Benchmark U.S. Treasury:	2.250% due November 15, 2025

Benchmark Yield:	2.098%

Spread:	71.6bps

Yield to Investors:	2.814%

Joint Lead Managers:	Nomura Securities International, Inc.

Barclays Bank PLC

Merrill Lynch, Pierce, Fenner & Smith

                       Incorporated

J.P. Morgan Securities plc

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (international global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	XS1307868635

International Global Bond Common Code:	130786863

DTC Global Bond ISIN:	US471048AR97

DTC Global Bond Common Code:	130851916

DTC Global Bond CUSIP:	471048 AR9

Use of Proceeds:	The net proceeds of the issue of the bonds will be used for the financing operations of JBIC

Governing Law:	The State of New York

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

You can access JBIC’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

http://www.sec.gov/Archives/edgar/data/1551322/000119312516427286/d22321d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a person who falls into the category of (i) or (ii) as set forth on page S-3 of the foregoing prospectus supplement.

JBIC has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JBIC has filed with the SEC for more complete information about JBIC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JBIC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Nomura Securities International, Inc. toll-free from the United States at 1-800-638-2268, Barclays Bank PLC toll-free from the United States at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free from the United States at 1-800-294-1322 or J.P. Morgan Securities plc toll-free from the United States at 1-866-430-0686.